Exhibit 99.1

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

Oxbridge Re Holdings Limited Reports Second Quarter 2023 Results

GRAND CAYMAN, Cayman Islands (August 14, 2023) — Oxbridge Re Holdings Limited (NASDAQ: OXBR), (the “Company”), a provider of reinsurance solutions primarily to property and casualty insurers, reported its results for the three and six months ended June 30, 2023.

“Our stable performance continued in the second quarter of 2023 with, again, no losses incurred,” commented Oxbridge Re Holdings Chairman and Chief Executive Officer Jay Madhu

“During the second quarter we were pleased to complete the private placement of approximately $2.4 million in securitized tokens by our new Web3-focused subsidiary SurancePlus Inc., an alternative investment opportunity leveraging key qualities of blockchain technology to create a well-designed digital security,” Mr. Madhu continued. “Assuming there are no losses underwritten by our reinsurance contracts, investors in the securitized tokens are expected to generate a potential annual return of an estimated 42%.” (See SurancePlus Offering below.)

“SurancePlus is now a brand-new, well-capitalized business and growth opportunity for our shareholders, created without any new debt and no equity dilution. We are very proud of this accomplishment and look for this exciting new entity to diversify and accelerate our growth prospects in the years ahead.”

“We were also pleased that, subsequent to the second quarter, Oxbridge Acquisition Corp. (NASDAQ: OXAC), the special purpose acquisition company in which we have a significant investment, completed its business combination agreement with Jet.AI Inc., a software and aviation company. The company develops software leveraging artificial intelligence and offers fractional aircraft ownership, jet card, aircraft brokerage and charter through its fleet of private aircraft and those of its operating partner. The software segment of the company features the B2C CharterGPT app and the B2B Jet.AI Operator platform. The CharterGPT app uses natural language processing and machine learning to improve the private jet booking experience. The Jet.AI operator platform offers a suite of stand-alone software products to enable FAA Part 135 charter providers to add revenue, maximize efficiency and reduce carbon footprint. The Aviation segment features jet aircraft fractions, jet cards, on-fleet charter, management, and buyer’s brokerage.’’ (See Subsequent Event below.)

“Looking ahead, with a strong balance sheet, no debt, and with our recent transactions a well-diversified business, we remain highly confident in our future ability to deliver shareholder value,” Jay Madhu concluded.

Financial Performance

For the three months ended June 30, 2023, the Company generated a net loss of $85,000 or $(0.01) per basic and diluted common share compared to net income of $77,000 or $0.01 per basic and diluted common share in the second quarter of 2022. The loss in the quarter is due primarily to higher general and administrative expenses as a result of the recognition of all costs associated with the SurancePlus token offering completed during the quarter. For the six months ended June 30, 2023, the Company generated a net profit of $57,000 or $0.01 per basic and diluted common share compared to a net loss of $310,000 or $(0.05) basic and diluted common share for the six months ended June 30, 2022. The improved results were primarily due to higher revenues driven by the increase in unrealized gains on other investment and equity securities.

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Net premiums earned for the three months ended June 30, 2023 were $183,000 compared to $194,000 in the same prior year period. For the six months ended June 30, 2023 net premiums earned were $183,000 compared to $404,000 in the prior year. The decrease was due to reinsurance contracts in force during the period ended June 30, 2023 compared to the prior year.

There were no losses incurred for the three and six months ended June 30, 2023 or 2022.

Total expenses were $697,000 for the three months ended June 30, 2023 compared to $410,000 for the same period in the prior year. For the six months ended June 30, 2023 total expenses were $1.1 million compared to $772,000 in the prior year. The increase was due to higher general and administrative expenses resulting from inflationary expense fluctuations compared to the prior year, as well as the recognition during the second quarter of 2023 of all the one-time offering costs associated with the completion of the SurancePlus token offering.

At June 30, 2023, cash and cash equivalents, and restricted cash and cash equivalents were $3.5 million compared to $3.9 million at December 31, 2022.

Financial Ratios

Loss Ratio. The loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. The loss ratio was 0% for the period ended June 30, 2023 and 2022 due to no loss or loss adjustment expenses in either period.

Acquisition Cost Ratio. The acquisition cost ratio, which measures operational efficiency and compares policy acquisition costs with net premiums earned, remained consistent at 10.9% for the six-month periods ended June 30, 2023 and 2022.

Expense Ratio. The expense ratio, which measures operating performance, compares policy acquisition costs and general and administrative expenses with net premiums earned. The expense ratio increased to 601.6% for the six months ended June 30, 2023 from 191.1% in the prior year due to the higher general and administrative expenses incurred in 2023.

Combined ratio. The combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. The combined ratio increased to 601.6% for the six months ended June 30, 2023 from 191.1% in the prior year due to the higher general and administrative expenses incurred in 2023.

SurancePlus Offering

On June 27, 2023, SurancePlus Inc. completed its private placement (the “Private Placement”) of Series DeltaCat Re Preferred Shares represented by DeltaCat Re Tokens (the “Securities”). On June 27, 2023, SurancePlus entered into subscription agreements with accredited investors and non-U.S. persons in the Private Placement with respect to 229,766 of the Securities at a purchase price of $10.00 per token for aggregate gross proceeds of $2,297,660. SurancePlus also previously entered into subscription agreements for and sold 15,010 of the Securities between April 5, 2023 and May 18, 2023 for gross proceeds of $150,100, also at a purchase price of $10.00 per token. The aggregate amount raised in the Private Placement was $2,447,760 for the issuance of 244,776 Securities of which approximately $1,280,000 was received from third-party investors and approximately $1,167,000 from Oxbridge Re Holdings Limited. Approximately $300,000 and $273,000 of management fees were deducted from the gross proceeds from the third-party investors and Oxbridge Re Holdings Limited, respectively, The tokens were issued on the Avalanche blockchain. Ownership of DeltaCat Re tokenized reinsurance securities indirectly confers fractionalized interests in reinsurance contracts underwritten by Oxbridge Re’s reinsurance subsidiary, Oxbridge Re NS, for the 2023-2024 treaty year.

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Subsequent Event

On August 7, 2023, OXAC held an extraordinary general meeting at which the business combination with Jet Token, Inc. was approved by OXAC shareholders. In conjunction with the business combination, OXAC was redomesticated as a Delaware entity, and changed its name to Jet.AI Inc. The business combination was closed on August 10, 2023, and on August 11, 2023, OXAC common stock and warrants began trading on the Nasdaq Global Market under the new ticker symbols JTAI and JTAIW.

Conference Call

Management will host a conference call later today to discuss these financial results, followed by a question and-answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time. The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.oxbridgere.com.

Date: August 14, 2023

Time: 4.30 p.m. Eastern time

Toll-free number: 800 343-4136

International number: +1 203 518-9843

Passcode (required): OXBRIDGE

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact InComm Conferencing at 201 493-6280 or 877 804-2066

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call and via the Investor Information section of Oxbridge’s website at www.oxbridgere.com until August 28th, 2023.

Toll-free replay number: 877-660-6853

International replay number: +1-201-612-7415

Conference ID: 13740555

About Oxbridge Re Holdings Limited

Oxbridge Re Holdings Limited (www.oxbridgere.com) (NASDAQ: OXBR, OXBRW) (“Oxbridge Re”) is a Cayman Islands exempted company. Its primary subsidiaries are SurancePlus, Oxbridge Reinsurance Limited & Oxbridge Re NS. SurancePlus; is a Web3-focused subsidiary that currently leverages blockchain technology to democratize access to high-return reinsurance contracts via digital securities. Oxbridge Reinsurance Limited; is a licensed reinsurance subsidiary that provides reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States; Oxbridge Re NS; a licensed reinsurance SPV/side car that provides third-party investors with access to reinsurance contracts with returns uncorrelated to the financial markets. In addition, Oxbridge Re is also the founding and lead investor of Oxbridge Acquisition Corp. (NASDAQ: OXAC), a special purpose acquisition company (“SPAC”).

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section entitled “Risk Factors” contained in our Form 10-K filed with the Securities and Exchange Commission (“SEC”) on 30th March, 2023. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

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OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Balance Sheets

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At June 30, 2023	At December 31,2022
	(Unaudited)
Assets
Investments:
Equity securities, at fair value (cost: $1,926)	$723	642
Cash and cash equivalents	3,117	1,207
Restricted cash and cash equivalents	372	2,721
Accrued interest and dividend receivable	7	-
Premiums receivable	1,954	282
Other Investments	11,928	11,423
Due from Related Party	99	45
Deferred policy acquisition costs	221	-
Operating lease right-of-use assets	60	44
Prepayment and other assets	85	114
Prepaid Offering Costs	135	133
Property and equipment, net	7	5
Total assets	$18,708	16,616

Liabilities and Shareholders’ Equity
Unearned Premium	2,013	-
Other Liabilities - Delta Cat Re Token Holders	1,059	-
Notes payable to noteholders	118	216
Losses payable	-	1,073
Operating lease liabilities	60	44
Accounts payable and other liabilities	303	294
Total liabilities	3,553	1,627

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,870,234 and 5,769,587 shares issued and outstanding)	6	6
Additional paid-in capital	32,591	32,482
Accumulated Deficit	(17,442)	(17,499)
Total shareholders’ equity	15,155	14,989
Total liabilities and shareholders’ equity	$18,708	16,616

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OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(expressed in thousands of U.S. Dollars, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Revenue
Assumed premiums	$2,196	669	2,196	705
Premiums ceded	-	(24)	-	(60)
Change in unearned premiums reserve	(2,013)	(451)	(2,013)	(241)

Net premiums earned	183	194	183	404
SurancePlus management fee income	300	-	300	-
Net investment and other income	79	41	168	75
Net realized investment gain	-	19	-	27
Unrealized gain on other investments	124	571	505	341
Change in fair value of equity securities	5	(322)	81	(342)

Total revenue	691	503	1,237	505

Expenses
Policy acquisition costs and underwriting expenses	20	21	20	44
General and administrative expenses	677	389	1,081	728

Total expenses	697	410	1,101	772

(Loss) income before income attributable to noteholders and tokenholders	(6)	93	136	(267)

Income attributable to noteholders and tokenholders	(79)	(16)	(79)	(43)

Net (loss) income	$(85)	77	57	(310)

(Loss) earnings per share
Basic and Diluted	$(0.01)	0.01	0.01	(0.05)

Weighted-average shares outstanding
Basic and Diluted	5,870,234	5,781,586	5,863,973	5,766,382

Performance ratios to net premiums earned:
Loss ratio	0.0%	0.0%	0.0%	0.0%
Acquisition cost ratio	10.9%	10.8%	10.9%	10.9%
Expense ratio	380.9%	211.3%	601.6%	191.1%
Combined ratio	380.9%	211.3%	601.6%	191.1%

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